ARTICLES SUPPLEMENTARY
CALVERT IMPACT FUND, INC.

Calvert Impact Fund, Inc., a Maryland corporation (the “Company”) whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Company is registered as an open-end company under the Investment Company Act of 1940.

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Company by Section 2-605(a)(1) of the Maryland General Corporation Law, the Board of Directors of the Company has renamed a duly established Series of the Company as follows:

New Series Name         Prior Series Name
    Calvert Global Energy Solutions Fund        Calvert Global Alternative Energy Fund

THIRD: The Board of Directors of the Company duly adopted resolutions renaming this Series, as set forth in Article SECOND.

FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

FIFTH: The Series and Classes of shares of the Company, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, are not changed by these Articles Supplementary, except as described herein.

IN WITNESS WHEREOF, CALVERT IMPACT FUND, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of February 2015.

CALVERT IMPACT FUND, INC.

Acknowledgment: /s/ William M. Tartikoff
    William M. Tartikoff
    Vice President

Attest:        /s/ Lancelot A. King
Lancelot A. King
Assistant Secretary